InspireMD Announces Positive Results from iMOS Prime Registry for the MGuard Prime EPS

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Study of 97 patients resulted in zero mortalities in STEMI patients as of 30-day follow up

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Results to be presented at EuroPCR meeting in Paris on Thursday, May 22nd at 4:50 p.m. CEST

BOSTON, Ma – May 7, 2014 – InspireMD, Inc. ("InspireMD" or the "Company") (NYSE MKT: NSPR), a leader in embolic protection stents (EPS), today announced new results from the iMOS (International MGuard Observational Study) Prime Registry demonstrating that use of the MGuardTM Prime in cases of acute ST-segment elevation myocardial infarction (STEMI) patients undergoing percutaneous coronary intervention (PCI) resulted in complete ST-resolution in approximately 75% of cases, and a 2.2% rate of Major Adverse Cardiac Events (MACE) at 30 days, including zero cases of mortality.

The iMOS Prime Registry evaluated the ‘Real World’ Clinical Performance of the MGuard Prime Coronary Stent System in patients with acute STEMI undergoing PCI. Between December 13, 2012 and March 19, 2014, there were 97 patients with STEMI enrolled at two sites in the Netherlands.

“I have treated many patients with coronary disease requiring a thrombus management solution over the years and I am excited to share results from the recently completed iMOS Prime registry in a real world setting which looked at the MGuard Prime EPS performance," stated Dr. Giovanni Amoroso, Interventional Cardiologist at OLVG Hospital in the Netherlands. "This iMOS registry is the first study done exclusively with the lower profile MGuard Prime embolic protection system. I am happy to report that device success was achieved in 100% of all cases. In addition, TIMI 3 flow was achieved 92% of the time, complete ST-resolution was achieved in approximately 75% of the cases, and finally, 30 day all-cause mortality was 0%. We plan to continue to follow the patients out to 12 months.”

The iMOS Prime Registry achieved a 2.2% rate of Major Adverse Cardiac Events rate (MACE) at 30 days, the primary endpoint for the study. MACE is defined as the composite of cardiac death, myocardial infarction (Q wave and non-Q wave) or target lesion revascularization (PTCA or CABG).

“The MGuard Prime’s performance in the iMOS Prime Registry is consistent with our previous STEMI studies, reinforcing our belief that the MGuard Prime may offer superior mortality benefits compared to other stents on the market,” stated Alan Milinazzo, President and Chief Executive Officer of InspireMD. “Further, during this study, there was a 100% success rate reported in the delivery and deployment of the MGuard Prime.”

The MGuard Prime utilizes the Company’s proprietary MicroNet™ technology, which is a circular knitted mesh that wraps around a cobalt chromium stent to protect patients from plaque debris flowing downstream upon deployment. This advanced technology allows the MGuard Prime to specifically address the unmet need for STEMI patients, and save the life of those who suffer from heart attacks.

About Stenting and MGuard™ Prime EPS

Standard stents were not engineered for heart attack patients. They were designed for treating stable angina patients whose occlusion is different from that of an occlusion in a heart attack patient.

In acute heart attack patients, the plaque or thrombus is unstable and often breaks up as the stent is implanted causing downstream blockages (some of which can be fatal) in a significant portion of heart attack patients.

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The MGuard Prime EPS is integrated with a precisely engineered micro net mesh that is designed to prevent the unstable arterial plaque and thrombus (clots) that caused the heart attack blockage from breaking off.

While offering superior performance relative to standard stents in STEMI patients with regard to ST segment resolution, the MGuard Prime EPS requires no change in current physician practice – an important factor in promoting acceptance and general use in time-critical emergency settings.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard™ technology to make its products the industry standard for embolic protection stents and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this technology in coronary, carotid and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

MGuard™ EPS is CE Mark approved. It is not approved for sale in the U.S. by the FDA at this time.

Forward-looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Transition Report on Form 10-KT and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

Phone: 212-896-1215 / 212-896-1250

Email: tfromer@kcsa.com / grussell@kcsa.com

Media Contacts:

Lewis Goldberg / Samantha Wolf

KCSA Strategic Communications

Phone: 212-896-1216 / 212-896-1220

Email: lgoldberg@kcsa.com / swolf@kcsa.com

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